Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. ANNOUNCES EXECUTIVE PROMOTIONS

Glen Rollins Elevated to Executive Vice President of Rollins, Inc., and CEO of Orkin, Inc.

ATLANTA, July 29, 2009 – The Rollins Board of Directors announced today the promotion of Glen W. Rollins to Executive Vice President and Harry J. Cynkus to Vice President of Rollins, Inc., a nationwide consumer services company (NYSE:ROL). Additionally, the Board of Directors of Orkin, Inc., pest control leader and wholly-owned subsidiary of Rollins, announced executive transitions including the promotion of Glen Rollins to CEO. Gary W. Rollins, President and CEO of Rollins, will remain as Chairman of the Orkin Board of Directors

Rollins’ other executive transitions include the promotion of six operations executives to Division Presidents. These include Gene A. Iarocci, President of Orkin’s Atlantic Division; Gary L. Rowell, President of Orkin’s Pacific Division; G. Harry Sargent, President of Orkin’s South Central Division; Robert T. Stevens, President of Orkin’s Midwest Division; John Wilson, President of Orkin’s Southeast Division; and D. Thomas Walters., President of Western Pest Services. Western Pest Services is a wholly-owned subsidiary of Rollins.

“This is an exciting time for Rollins as we continue to expand our vision for the company and execute our business plan. Our company is very fortunate to have leaders of this quality and ability to fulfill these important roles,” said Gary Rollins. “Each of these executives is deserving of these promotions, having successfully served the company for many years.”

Glen Rollins, grandson of Rollins founder O. Wayne Rollins and son of Gary Rollins, began his career with Orkin at age 14, when he assisted a termite technician during summer break from school. Since joining the company full time in 1990, Glen Rollins has worked his way up through Orkin, holding positions as Salesman, Branch Manager, Region Manager, Division Vice President, and Vice President. Rollins is a founding member of the Board of Directors of the Professional Pest Management Alliance, an arm of the National Pest Management Association, and is a graduate of Princeton University.

About Rollins

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations.

You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

About Orkin, Inc.

Founded in 1901, Atlanta-based Orkin, Inc. is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Mexico, Central America, the Middle East, the Caribbean and Asia. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions. Learn more about Orkin on our website at www.orkin.com. Orkin is a wholly owned subsidiary of Rollins, Inc. (NYSE: ROL).

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